C.H. Robinson 14701 Charlson Rd. Eden Prairie, MN 55347 www.chrobinson.com
FOR INQUIRIES, CONTACT: Chuck Ives, Director of Investor Relations Email: chuck.ives@chrobinson.com
FOR IMMEDIATE RELEASE

C.H. Robinson Reports 2022 Second Quarter Results
Eden Prairie, MN, July 27, 2022 - C.H. Robinson Worldwide, Inc. (“C.H. Robinson”) (Nasdaq: CHRW) today reported financial results for the quarter ended June 30, 2022.
Second Quarter Key Metrics:
•Gross profits and adjusted gross profits(1) increased 37.7% to $1.0 billion
•Income from operations increased 80.2% to $469.7 million
•Adjusted operating margin(1) increased 1,070 basis points to 45.5%
•Diluted earnings per share (EPS) increased 85.4% to $2.67
•Cash generated by operations improved by $116.0 million to $265.3 million
(1) Adjusted gross profits and adjusted operating margin are Non-GAAP financial measures. The same factors described in this release that impacted these Non-GAAP measures also impacted the comparable GAAP measures. Refer to page 10 for further discussion and a GAAP to Non-GAAP reconciliation.

"Our second quarter was another quarter of record profits, as our business model performed as we would expect it to in this part of the cycle," said Bob Biesterfeld, President and Chief Executive Officer of C.H. Robinson. "Our investments in our customer relationships through the early part of the cycle, while the cost of purchased transportation was rapidly increasing, are paying dividends as we retain and gain share with these customers through the terms of our agreements. Our strong results were again driven by significant operating margin expansion in our North American Surface Transportation business, as we further improved the profitability of our truckload and less-than truckload businesses and grew our truckload volume in a declining market. Our Global Forwarding team continued to deliver strong financial results, while benefiting from the market share they’ve gained over the past couple of years."

Summary of Second Quarter Results Compared to the Second Quarter of 2021
•Total revenues increased 22.9% to $6.8 billion, driven primarily by higher pricing across most of our services and higher truckload and ocean volume.
•Gross profits and adjusted gross profits increased 37.7% to $1.0 billion, primarily driven by higher adjusted gross profit per transaction across most of our services and higher truckload and ocean volume.
•Operating expenses increased 15.0% to $561.9 million. Personnel expenses increased 22.6% to $444.8 million, primarily due to higher headcount, which increased 16.2%, and higher incentive compensation costs. Selling, general and administrative ("SG&A") expenses of $117.2 million decreased 6.8% and included a $25.3 million gain on the sale-leaseback of our Kansas City regional center. This was partially offset by higher purchased and contracted services and increased travel expenses.
•Income from operations totaled $469.7 million, up 80.2% due to the increase in adjusted gross profits, partially offset by the increase in operating expenses. Adjusted operating margin of 45.5% increased 1,070 basis points.
•Interest and other income/expense, net totaled $27.4 million of expense, consisting primarily of $17.0 million of interest expense, which increased $4.3 million versus last year due to a higher average debt balance, and $10.3 million of foreign currency revaluation and realized foreign currency gains and losses, which increased $8.4 million versus last year due to the strengthening of the U.S. Dollar, primarily versus the Euro and Yuan.
•The effective tax rate in the quarter was 21.3% compared to 21.6% in the second quarter last year.
•Net income totaled $348.2 million, up 79.7% from a year ago. Diluted EPS of $2.67 increased 85.4%.

Summary of Year-to-Date Results Compared to 2021

•Total revenues increased 31.7% to $13.6 billion, driven primarily by higher pricing and higher volume across most of our services.
•Gross profits and adjusted gross profits increased 33.5% to $1.9 billion, primarily driven by higher adjusted gross profit per transaction and higher volume across most of our services.
•Operating expenses increased 16.0% to $1.1 billion. Personnel expenses increased 18.6% to $858.1 million, primarily due to higher headcount, which increased 15.2%, and higher incentive compensation costs. SG&A expenses increased 8.5% to $264.5 million, primarily due to increases in purchased and contracted services, travel expenses and warehouse expenses, partially offset by a $25.3 million gain on the sale-leaseback of our Kansas City regional center.
•Income from operations totaled $815.1 million, up 68.4% from last year, primarily due to the increase in adjusted gross profits, partially offset by the increase in operating expenses. Adjusted operating margin of 42.1% increased 880 basis points.
•Interest and other income/expense, net totaled $41.6 million of expense, which primarily consists of $31.5 million of interest expense, which increased $6.6 million versus last year due to a higher average debt balance. The full year also included a $11.8 million unfavorable impact from foreign currency revaluation and realized foreign currency gains and losses, due to the strengthening of the U.S. Dollar, primarily versus the Euro and Yuan.
•The effective tax rate for the six months was 20.0% compared to 20.1% in the year-ago period.
•Net income totaled $618.5 million, up 68.5% from a year ago. Diluted EPS of $4.71 increased 73.8%.

North American Surface Transportation ("NAST") Results
Summarized financial results of our NAST segment are as follows (dollars in thousands):

	Three Months Ended June 30,			Six Months Ended June 30,
	2022	2021	% change	2022	2021	% change
Total revenues	$4,147,046	$3,585,481	15.7%	$8,261,935	$6,796,904	21.6%
Adjusted gross profits(1)	624,551	436,596	43.1%	1,130,651	857,704	31.8%
Income from operations	276,499	151,092	83.0%	458,853	287,876	59.4%

____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained later in this release. The difference between adjusted gross profits and gross profits is not material.

Second quarter total revenues for the NAST segment totaled $4.1 billion, an increase of 15.7% over the prior year, primarily driven by higher truckload and less-than truckload ("LTL") pricing and an increase in truckload shipments. NAST adjusted gross profits increased 43.1% in the quarter to $624.6 million. Adjusted gross profits in truckload increased 50.8% due to a 48.0% increase in adjusted gross profit per shipment and a 2.0% increase in truckload volume. Our average truckload linehaul rate per mile charged to our customers, which excludes fuel surcharges, increased approximately 1.5% in the quarter compared to the prior year, while truckload linehaul cost per mile, excluding fuel surcharges, decreased approximately 5.0%, resulting in a 46.5% increase in truckload adjusted gross profit per mile. LTL adjusted gross profits increased 30.2% versus the year-ago period, as adjusted gross profit per order increased 37.0% and LTL volumes declined 5.0%. Operating expenses increased 21.9% primarily due to increased salaries, incentive compensation, and technology expenses. Income from operations increased 83.0% to $276.5 million, and adjusted operating margin expanded 970 basis points to 44.3%. NAST average headcount was up 14.8% in the quarter.

Global Forwarding Results
Summarized financial results of our Global Forwarding segment are as follows (dollars in thousands):

	Three Months Ended June 30,			Six Months Ended June 30,
	2022	2021	% change	2022	2021	% change
Total revenues	$2,093,190	$1,450,794	44.3%	$4,287,587	$2,606,833	64.5%
Adjusted gross profits(1)	324,443	238,754	35.9%	646,291	453,054	42.7%
Income from operations	167,557	108,212	54.8%	335,195	198,801	68.6%

____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained later in this release. The difference between adjusted gross profits and gross profits is not material.

Second quarter total revenues for the Global Forwarding segment increased 44.3% to $2.1 billion, primarily driven by higher pricing and higher volume in our ocean service, reflecting the strong demand environment and market share gains. Adjusted gross profits increased 35.9% in the quarter to $324.4 million. Ocean adjusted gross profits increased 51.1%, driven by a 47.5% increase in adjusted gross profit per shipment and a 2.5% increase in shipments. Adjusted gross profits in air increased 7.5% driven by a 14.0% increase in adjusted gross profit per metric ton shipped, partially offset by a 6.0% decrease in metric tons shipped. Customs adjusted gross profits increased 9.0%, driven by a 10.5% increase in transaction volume. Operating expenses increased 20.2%, primarily driven by increased salaries, incentive compensation, technology and travel expenses. Second quarter average headcount increased 17.3%. Income from operations increased 54.8% to $167.6 million, and adjusted operating margin expanded 630 basis points to 51.6% in the quarter.

All Other and Corporate Results

Total revenues and adjusted gross profits for Robinson Fresh, Managed Services and Other Surface Transportation are summarized as follows (dollars in thousands):

	Three Months Ended June 30,			Six Months Ended June 30,
	2022	2021	% change	2022	2021	% change
Total revenues	$558,239	$496,451	12.4%	$1,064,906	$932,858	14.2%
Adjusted gross profits(1):
Robinson Fresh	$34,981	$29,940	16.8%	$65,486	$54,888	19.3%
Managed Services	27,618	26,234	5.3%	55,700	51,790	7.5%
Other Surface Transportation	20,020	17,652	13.4%	39,681	34,120	16.3%

____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained later in this release. The difference between adjusted gross profits and gross profits is not material.

Second quarter Robinson Fresh adjusted gross profits increased 16.8% to $35.0 million, due to an 8.5% increase in case volume and an increase in integrated supply chain and technology services. Managed Services adjusted gross profits increased 5.3% in the quarter, due to growth in business with both new and existing customers. Other Surface Transportation adjusted gross profits increased 13.4% to $20.0 million, primarily due to a 16.7% increase in Europe truckload adjusted gross profits.

Other Income Statement Items
The second quarter effective tax rate was 21.3%, down from 21.6% last year. We expect our 2022 full-year effective tax rate to be 19% to 21%.
Interest and other income/expense, net totaled $27.4 million of expense, consisting primarily of $17.0 million of interest expense, which increased $4.3 million versus the second quarter of 2021 due to a higher average debt balance, and $10.3 million of foreign currency revaluation and realized foreign currency gains and losses, which increased $8.4 million versus the second quarter of 2021 due to the strengthening of the U.S. Dollar, primarily versus the Euro and Yuan.
Diluted weighted average shares outstanding in the quarter were down 3.4% due primarily to share repurchases over the past twelve months.

Cash Flow Generation and Capital Distribution
Cash from operations totaled $265.3 million in the second quarter, compared to $149.3 million in the second quarter of 2021. The $116.0 million improvement was primarily due to a $154.4 million increase in net income.
In the second quarter of 2022, cash returned to shareholders increased 100% versus last year to $409.2 million, with $336.7 million in repurchases of common stock and $72.4 million in cash dividends.
Capital expenditures totaled $43.2 million in the quarter. Capital expenditures for 2022 are now expected to be $110 million to $120 million, up from our prior guidance of $90 million to $100 million, primarily due to a higher level of internally developed software.

Outlook
"As questions linger about global economic growth, inflationary pressures, and consumer discretionary spending, our global suite of multimodal services, our growing digital platform, our responsive team of logistics experts, and our resilient and flexible non-asset-based business model put us in a position to continue delivering strong financial results," Biesterfeld stated. "While we are pleased with our performance this quarter and the fact that both NAST and Global Forwarding delivered operating margins above our publicly stated targets, we know that we have work to do to consistently deliver at our targeted level. The work that the team is executing related to scaling our model, eliminating internal legacy processes and improving quality, while working backwards from the needs of our customers and carriers, will drive continued improvement in operating profits long-term. As we look to the second half of the year, we are watching economic conditions closely, and the management team and board continue to consider all strategies to grow operating profits and maximize long-term shareholder returns through all phases of the business cycle and various economic scenarios."

About C.H. Robinson
C.H. Robinson solves logistics problems for companies across the globe and across industries, from the simple to the most complex. With $28 billion in freight under management and 20 million shipments annually, we are one of the world’s largest logistics platforms. Our global suite of services accelerates trade to seamlessly deliver the products and goods that drive the world’s economy. With the combination of our multimodal transportation management system and expertise, we use our information advantage to deliver smarter solutions for our 100,000 customers and 85,000 contract carriers. Our technology is built by and for supply chain experts to bring faster, more meaningful improvements to our customers’ businesses. As a responsible global citizen, we are also proud to contribute millions of dollars to support causes that matter to our company, our Foundation and our employees. For more information, visit us at www.chrobinson.com (Nasdaq: CHRW).

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to, such factors as changes in economic conditions, including uncertain consumer demand; changes in market demand and pressures on the pricing for our services; fuel price increases or decreases, or fuel shortages; competition and growth rates within the global logistics industry; freight levels and increasing costs and availability of truck capacity or alternative means of transporting freight; risks associated with significant disruptions in the transportation industry; changes in relationships with existing contracted truck, rail, ocean, and air carriers; changes in our customer base due to possible consolidation among our customers; risks with reliance on technology to operate our business; cyber-security related risks; risks associated with operations outside of the United States; our ability to identify or complete suitable acquisitions; our ability to successfully integrate the operations of acquired companies with our historic operations; risks associated with litigation, including contingent auto liability and insurance coverage; risks associated with the potential impact of changes in government regulations; our ability to hire and retain a sufficient number of qualified personnel; risks associated with the changes to income tax regulations; risks associated with the produce industry, including food safety and contamination issues; the impact of war on the economy; changes to our capital structure; changes due to catastrophic events including pandemics such as COVID-19; and other risks and uncertainties detailed in our Annual and Quarterly Reports.
Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update such statement to reflect events or circumstances arising after such date. All remarks made during our financial results conference call will be current at the time of the call, and we undertake no obligation to update the replay.

Conference Call Information:
C.H. Robinson Worldwide Second Quarter 2022 Earnings Conference Call
Wednesday, July 27, 2022; 5:00 p.m. Eastern Time
Presentation slides and a simultaneous live audio webcast of the conference call may be accessed through the Investor Relations link on C.H. Robinson’s website at www.chrobinson.com.
To participate in the conference call by telephone, please call ten minutes early by dialing: 877-269-7756
International callers dial +1-201-689-7817

Adjusted Gross Profit by Service Line
(in thousands)

This table of summary results presents our service line adjusted gross profits on an enterprise basis. The service line adjusted gross profits in the table differ from the service line adjusted gross profits discussed within the segments as our segments have revenues from multiple service lines.

	Three Months Ended June 30,			Six Months Ended June 30,
	2022	2021	% change	2022	2021	% change
Adjusted gross profits(1):
Transportation
Truckload	$456,260	$308,027	48.1%	$816,047	$608,050	34.2%
LTL	168,298	129,868	29.6%	320,610	251,421	27.5%
Ocean	227,958	150,986	51.0%	449,421	286,496	56.9%
Air	56,871	53,057	7.2%	118,305	98,951	19.6%
Customs	27,820	25,513	9.0%	55,315	49,735	11.2%
Other logistics services	61,561	53,692	14.7%	117,197	105,432	11.2%
Total transportation	998,768	721,143	38.5%	1,876,895	1,400,085	34.1%
Sourcing	32,845	28,033	17.2%	60,914	51,471	18.3%
Total adjusted gross profits	$1,031,613	$749,176	37.7%	$1,937,809	$1,451,556	33.5%
____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained later in this release. The difference between adjusted gross profits and gross profits is not material.

GAAP to Non-GAAP Reconciliation
(unaudited, in thousands)

Our adjusted gross profit is a non-GAAP financial measure. Adjusted gross profit is calculated as gross profit excluding amortization of internally developed software utilized to directly serve our customers and contracted carriers. We believe adjusted gross profit is a useful measure of our ability to source, add value, and sell services and products that are provided by third parties, and we consider adjusted gross profit to be a primary performance measurement. Accordingly, the discussion of our results of operations often focuses on the changes in our adjusted gross profit. The reconciliation of gross profit to adjusted gross profit is presented below (in thousands):

	Three Months Ended June 30,			Six Months Ended June 30,
	2022	2021	% change	2022	2021	% change
Revenues:
Transportation	$6,465,642	$5,240,448	23.4%	$12,993,993	$9,800,675	32.6%
Sourcing	332,833	292,278	13.9%	620,435	535,920	15.8%
Total revenues	6,798,475	5,532,726	22.9%	13,614,428	10,336,595	31.7%
Costs and expenses:
Purchased transportation and related services	5,466,874	4,519,305	21.0%	11,117,098	8,400,590	32.3%
Purchased products sourced for resale	299,988	264,245	13.5%	559,521	484,449	15.5%
Direct internally developed software amortization	6,640	4,802	38.3%	12,374	9,449	31.0%
Total direct expenses	5,773,502	4,788,352	20.6%	11,688,993	8,894,488	31.4%
Gross profit	$1,024,973	$744,374	37.7%	$1,925,435	$1,442,107	33.5%
Plus: Direct internally developed software amortization	6,640	4,802	38.3%	12,374	9,449	31.0%
Adjusted gross profit	$1,031,613	$749,176	37.7%	$1,937,809	$1,451,556	33.5%

Our adjusted operating margin is a non-GAAP financial measure calculated as operating income divided by adjusted gross profit. We believe adjusted operating margin is a useful measure of our profitability in comparison to our adjusted gross profit which we consider a primary performance metric as discussed above. The comparison of operating margin to adjusted operating margin is presented below:

	Three Months Ended June 30,			Six Months Ended June 30,
	2022	2021	% change	2022	2021	% change

Total revenues	$6,798,475	$5,532,726	22.9%	$13,614,428	$10,336,595	31.7%
Operating income	469,665	260,604	80.2%	815,139	483,933	68.4%
Operating margin	6.9%	4.7%	220 bps	6.0%	4.7%	130 bps

Adjusted gross profit	$1,031,613	$749,176	37.7%	$1,937,809	$1,451,556	33.5%
Operating income	469,665	260,604	80.2%	815,139	483,933	68.4%
Adjusted operating margin	45.5%	34.8%	1,070 bps	42.1%	33.3%	880 bps

Condensed Consolidated Statements of Income
(unaudited, in thousands, except per share data)

	Three Months Ended June 30,			Six Months Ended June 30,

	2022	2021	% change	2022	2021	% change

Revenues:
Transportation	$6,465,642	$5,240,448	23.4%	$12,993,993	$9,800,675	32.6%
Sourcing	332,833	292,278	13.9%	620,435	535,920	15.8%
Total revenues	6,798,475	5,532,726	22.9%	13,614,428	10,336,595	31.7%
Costs and expenses:
Purchased transportation and related services	5,466,874	4,519,305	21.0%	11,117,098	8,400,590	32.3%
Purchased products sourced for resale	299,988	264,245	13.5%	559,521	484,449	15.5%
Personnel expenses	444,764	362,901	22.6%	858,125	723,736	18.6%
Other selling, general, and administrative expenses	117,184	125,671	(6.8)%	264,545	243,887	8.5%
Total costs and expenses	6,328,810	5,272,122	20.0%	12,799,289	9,852,662	29.9%
Income from operations	469,665	260,604	80.2%	815,139	483,933	68.4%
Interest and other income/expense, net	(27,395)	(13,497)	103.0%	(41,569)	(24,757)	67.9%
Income before provision for income taxes	442,270	247,107	79.0%	773,570	459,176	68.5%
Provision for income taxes	94,085	53,318	76.5%	155,037	92,082	68.4%
Net income	$348,185	$193,789	79.7%	$618,533	$367,094	68.5%

Net income per share (basic)	$2.71	$1.45	86.9%	$4.78	$2.74	74.5%
Net income per share (diluted)	$2.67	$1.44	85.4%	$4.71	$2.71	73.8%

Weighted average shares outstanding (basic)	128,405	133,275	(3.7)%	129,447	133,888	(3.3)%
Weighted average shares outstanding (diluted)	130,338	134,856	(3.4)%	131,218	135,276	(3.0)%

Business Segment Information
(unaudited, in thousands, except average headcount)

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Three Months Ended June 30, 2022
Total revenues	$4,147,046	$2,093,190	$558,239	$6,798,475
Adjusted gross profits(1)	624,551	324,443	82,619	1,031,613
Income from operations	276,499	167,557	25,609	469,665
Depreciation and amortization	6,123	5,471	11,668	23,262
Total assets(2)	3,688,215	2,851,114	918,110	7,457,439
Average headcount	7,552	5,759	4,582	17,893

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Three Months Ended June 30, 2021
Total revenues	$3,585,481	$1,450,794	$496,451	$5,532,726
Adjusted gross profits(1)	436,596	238,754	73,826	749,176
Income from operations	151,092	108,212	1,300	260,604
Depreciation and amortization	6,534	6,276	10,127	22,937
Total assets(2)	3,278,540	1,852,473	775,551	5,906,564
Average headcount	6,580	4,909	3,916	15,405
____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained above. The difference between adjusted gross profits and gross profits is not material.
(2) All cash and cash equivalents are included in All Other and Corporate.

Business Segment Information
(unaudited, in thousands, except average headcount)

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Six Months Ended June 30, 2022
Total revenues	$8,261,935	$4,287,587	$1,064,906	$13,614,428
Adjusted gross profits(1)	1,130,651	646,291	160,867	1,937,809
Income from operations	458,853	335,195	21,091	815,139
Depreciation and amortization	12,362	11,026	22,360	45,748
Total assets(2)	3,688,215	2,851,114	918,110	7,457,439
Average headcount	7,442	5,690	4,422	17,554

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Six Months Ended June 30, 2021
Total revenues	$6,796,904	$2,606,833	$932,858	$10,336,595
Adjusted gross profits(1)	857,704	453,054	140,798	1,451,556
Income (loss) from operations	287,876	198,801	(2,744)	483,933
Depreciation and amortization	13,159	11,925	21,131	46,215
Total assets(2)	3,278,540	1,852,473	775,551	5,906,564
Average headcount	6,578	4,832	3,823	15,233

____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained above. The difference between adjusted gross profits and gross profits is not material.
(2)All cash and cash equivalents are included in All Other and Corporate.

Condensed Consolidated Balance Sheets
(unaudited, in thousands)

	June 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$238,925	$257,413
Receivables, net of allowance for credit loss	4,302,321	3,963,487
Contract assets, net of allowance for credit loss	518,752	453,660
Prepaid expenses and other	108,258	129,593
Total current assets	5,168,256	4,804,153

Property and equipment, net of accumulated depreciation and amortization	155,829	139,831
Right-of-use lease assets	338,223	292,559
Intangible and other assets, net of accumulated amortization	1,795,131	1,791,569
Total assets	$7,457,439	$7,028,112

Liabilities and stockholders’ investment
Current liabilities:
Accounts payable and outstanding checks	$1,926,857	$1,919,301
Accrued expenses:
Compensation	190,428	201,421
Transportation expense	405,284	342,778
Income taxes	38,850	100,265
Other accrued liabilities	177,645	171,266
Current lease liabilities	72,686	66,311
Current portion of debt	674,000	525,000
Total current liabilities	3,485,750	3,326,342

Long-term debt	1,594,055	1,393,649
Noncurrent lease liabilities	281,319	241,369
Noncurrent income taxes payable	26,291	28,390
Deferred tax liabilities	16,521	16,113
Other long-term liabilities	1,088	315
Total liabilities	5,405,024	5,006,178

Total stockholders’ investment	2,052,415	2,021,934
Total liabilities and stockholders’ investment	$7,457,439	$7,028,112

Condensed Consolidated Statements of Cash Flow
(unaudited, in thousands, except operational data)

	Six Months Ended June 30,
	2022	2021
Operating activities:
Net income	$618,533	$367,094
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	45,748	46,215
Provision for credit losses	(2,142)	(36)
Stock-based compensation	52,535	53,150
Deferred income taxes	(5,844)	(2,474)
Excess tax benefit on stock-based compensation	(7,553)	(9,367)
Other operating activities	(26,356)	933
Changes in operating elements, net of acquisitions:
Receivables	(378,641)	(717,340)
Contract assets	(65,362)	(96,154)
Prepaid expenses and other	(14,170)	(38,971)
Accounts payable and outstanding checks	37,207	406,875
Accrued compensation	(9,673)	12,115
Accrued transportation expenses	62,506	73,167
Accrued income taxes	(54,964)	(4,431)
Other accrued liabilities	1,391	210
Other assets and liabilities	(1,886)	1,612
Net cash provided by operating activities	251,329	92,598

Investing activities:
Purchases of property and equipment	(36,781)	(12,856)
Purchases and development of software	(32,622)	(16,981)
Acquisitions, net of cash acquired	—	(14,749)
Other investing activities	63,208	—
Net cash used for investing activities	(6,195)	(44,586)

Financing activities:
Proceeds from stock issued for employee benefit plans	53,574	36,674
Total repurchases of common stock	(514,483)	(285,987)
Cash dividends	(145,268)	(139,756)
Proceeds from long-term borrowings	200,000	—
Proceeds from short-term borrowings	2,735,000	1,661,000
Payments on short-term borrowings	(2,586,000)	(1,390,038)
Net cash used for financing activities	(257,177)	(118,107)
Effect of exchange rates on cash	(6,445)	(898)

Net change in cash and cash equivalents	(18,488)	(70,993)
Cash and cash equivalents, beginning of period	257,413	243,796
Cash and cash equivalents, end of period	$238,925	$172,803

	As of June 30,
Operational Data:	2022	2021
Employees	18,146	15,705

Source: C.H. Robinson
CHRW-IR